EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

January 29, 2020

Morgan Stanley Portfolios, Series 38

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:    Morgan Stanley Portfolios, Series 38

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-235659 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ MICHAEL B. WEINER

Executive Director